Exhibit 99.3
Graphic Packaging Announces Pricing of Senior Notes Offering
MARIETTA, Ga., Sept. 16, 2010 / PRNewswire via COMTEX/ — Graphic Packaging International, Inc. (“Graphic Packaging”), a wholly-owned subsidiary of Graphic Packaging Holding Company (NYSE:GPK), announced that, in connection with its cash tender offer for up to $250 million aggregate principal amount of its 9.50% senior subordinated notes due August 2013, it has entered into an agreement to sell $250 million aggregate principal amount of its senior unsecured notes due 2018 (the “Senior Notes”) in a registered public offering. The Senior Notes will bear interest at an annual rate of 7.875% and will be issued at par. Graphic Packaging expects to close the offering on September 29, 2010, subject to the satisfaction of customary closing conditions.
The Senior Notes will be guaranteed by Graphic Packaging Holding Company and Graphic Packaging Corporation as well as by certain of Graphic Packaging’s domestic subsidiaries who have guaranteed obligations under its senior credit facilities and its existing notes.
Graphic Packaging estimates that the net proceeds from this offering will be approximately $245.6 million, after deducting the underwriters’ discount. The net proceeds from the offering will be used, together with cash on hand, solely to refinance, through a tender offer, $250 million aggregate principal amount of the 2013 notes in connection with the cash tender offer and to pay any applicable early tender premiums. To the extent that there are net proceeds remaining after purchasing any 2013 notes tendered, or if the tender offer is not consummated, Graphic Packaging intends to use the net proceeds from the offering to redeem up to $250 million aggregate principal amount of 2013 notes, including any 2013 notes tendered and accepted for payment, pursuant to the terms of the indenture governing the 2013 notes.
Graphic Packaging has filed a registration statement (including a prospectus and, with regard to the Senior Notes offering, a preliminary prospectus supplement dated September 15, 2010) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Graphic Packaging has filed with the Securities and Exchange Commission for more complete information about Graphic Packaging and the Senior Notes offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov/. Alternatively, Graphic Packaging, any underwriter or any dealer participating in the Senior Notes offering will arrange to send you the relevant prospectus if you request it by calling Graphic Packaging’s Investor Relations department at (770) 644-3000.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
About Graphic Packaging International, Inc.
Graphic Packaging International, Inc., a subsidiary of Graphic Packaging Holding Company (NYSE: GPK), headquartered in Marietta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The company is one of the largest producers of folding cartons and holds a leading market position in coated-recycled boxboard and specialty bag packaging. The company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products, is available on the company’s web site at http://www.graphicpkg.com/.
Forward Looking Statements
Any statements of the company’s expectations in this press release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to, statements regarding the tender offer and the senior notes offering, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the company’s present expectations. These risks and uncertainties include, but are not limited to, the company’s substantial amount of debt, inflation of and volatility in raw material and energy costs, volatility in the credit and securities markets, cutbacks in consumer spending that could affect demand for the company’s products or actions taken by our customers in response to the difficult economic environment, continuing pressure for lower cost products, the company’s ability to implement its business strategies, including productivity initiatives and cost reduction plans, currency movements and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including the continued availability of the company’s net operating loss offset to taxable income, and those that impact the company’s ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the company’s periodic filings with the SEC.
SOURCE Graphic Packaging International, Inc.